                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


Onyx Acceptance Financial Corporation, a Delaware corporation
ABNI, Inc., a Delaware corporation
Onyx Acceptance Funding Corporation, a Delaware corporation
C. U. Acceptance Corporation, a Delaware corporation






                                       26